EXHIBIT 10.4

ADMINISTRATIVE AGENCY AGREEMENT

THIS ADMINISTRATIVE AGENCY AGREEMENT (the “Agreement”) is made as of October 7, 2008 by and among BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), UNITED STATES COMMODITY FUNDS LLC, a Delaware limited liability company (the “General Partner”) and UNITED STATES SHORT OIL FUND, LP, a limited partnership organized under the laws of the State of Delaware (the “Fund”).

WITNESSETH:

WHEREAS, the Fund is a limited partnership that is registered as a commodity pool;

WHEREAS, the General Partner has exclusive responsibility for the management and control of the business and affairs of the Fund; and

WHEREAS, the Fund and the General Partner desire to retain the Administrator to render certain services to the Fund and/or the General Partner, as the case may be, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Appointment of Administrator.  The Fund and the General Partner hereby employ and appoint the Administrator to act as administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.           Delivery of Documents.  The Fund and the General Partner will on a continuing basis provide the Administrator with:

2.1           properly certified or authenticated copies of resolutions of the General Partner’s Board of Directors (including Mr. Nicholas D. Gerber) authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2           a copy of the Fund’s most recent registration statement under the Securities Act of 1933, as amended;

2.3           copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or unitholder agreements;

2.4           a copy of the Fund’s valuation procedures;

2.5           a copy of the Fund’s Limited Partnership Agreement, as may be amended from time to time;

2.6           a copy of the General Partner’s Fourth Amended and Restated Limited Liability Company Agreement, as may be amended from time to time;

2.7           any other documents or resolutions (including, but not limited to directions or resolutions of the General Partner’s Board of Directors, Management Directors, and/or Audit Committee) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.8           copies of any and all amendments or supplements to the foregoing.

3.           Duties as Administrator.  Subject to the supervision and direction of the General Partner’s Board of Directors, Management Directors and Audit Committee, the Administrator will perform the administrative services described in Appendix A hereto.  Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time.  In performing its duties and obligations hereunder, the Administrator will act in accordance with the General Partner’s instructions as defined in Section 5 (“Instructions”).  It is agreed and understood that the Administrator shall not be responsible for the Fund’s or the General Partner’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s or the General Partner’s failure to comply with said documents, laws or regulations or the Fund’s or the General Partner’s failure or inability to correct any non-compliance therewith.  The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1           Records.  The Administrator will maintain and retain such records as required by the Securities Exchange Act of 1934, as amended, the Rules of the NYSE Arca, Inc. (“NYSE Arca”), 17 C.F.R 4.23 (specifically, the records specified in 17 C.F.R. 4.23(a)(1) through (8), (10) through (12) and (b)(1)), and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement.  The Administrator will maintain such other records as requested by the Fund or the General Partner and received by the Administrator.  The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator.  The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request.  In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

4.            Duties of the Fund and the General Partner.  The Fund and the General Partner shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement.  Where the Administrator is providing fund accounting services pursuant to this Agreement, the Fund and the General Partner shall promptly notify the Administrator as to the accrual of liabilities of the Fund and of liabilities of the Fund not appearing on the books of account kept by the Administrator, as well as to the existence, status and proper treatment of reserves, if any, authorized by the Fund or the General Partner.  The Fund and the General Partner agree to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”).  For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund is the “client” or “customer” of the Administrator. The Fund and the General Partner further represent that each will perform all obligations required under applicable KYC Requirements with respect to the Fund’s “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5.	Instructions.

5.1           The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.  A list of persons so authorized by the General Partner (“Authorized Persons”) is attached hereto as Appendix B and upon which the Administrator may rely until its receipt of notification to the contrary by the General Partner.

5.2           Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more Authorized Persons.

5.3           Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above Authorized Persons and will also be considered Instructions if the Administrator believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4           With respect to telefax transmissions, the Fund and the General Partner hereby acknowledge that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions.  The Fund and the General Partner agree that such telefax instructions shall be conclusive evidence of the Fund’s/General Partner’s Instruction to the Administrator to act or to omit to act.

5.5           Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions.  The Fund and the General Partner authorize the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of the Fund’s or the General Partner’s officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6.           Expenses and Compensation.  For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing among the General Partner, Fund and the Administrator.  Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time.  In addition to any such fees, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket disbursement schedule as may from time to time be agreed upon in writing among the General Partner, the Fund and the Administrator.  The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7.           Standard of Care.  The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.           General Limitations on Liability.  The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including, without limitation those listed on Appendix C).

8.1           The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1         any Sovereign Event.  A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

8.1.2         any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3         any provision of any order or judgment of any court of competent jurisdiction.

 8.2          The Administrator shall not be held accountable or liable for any losses, damages or expenses the General Partner, the Fund, the Fund’s commodity broker, the Fund’s commodity trading advisor (if any), any unitholder or former unitholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a loss, damage or expense directly resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such Administrator’s obligations and duties.

9.
Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix A hereto.

9.1           Liability for Fund Accounting Services.   Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per unit (“NAV”) or any direct damages suffered by unitholders in connection with such recalculation.  The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.1.1 through 9.1.4 below.

9.1.1        The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct.  The parties further acknowledge that in accordance with industry practice the liability of the Administrator for fund accounting services shall accrue and the recalculation of NAV shall be performed in accordance with this Section 9.1 only with regard to errors in the calculation of the NAV that are (i) greater than or equal to $.01 per unit of the Fund and (ii) greater than or equal to ½% of the total net assets of the Fund.

9.1.2        In no event shall the Administrator be liable or responsible to the General Partner, the Fund, the Fund’s commodity broker, the Fund’s commodity trading advisor (if any), any present or former unitholder of the Fund, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by or on behalf of the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

 9.1.3       The Administrator shall not be held accountable or liable to the General Partner, the Fund, the Fund’s commodity broker, the Fund’s commodity trading advisor (if any), any unitholder or former unitholder of the Fund or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by or on behalf of the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including those sources listed on Appendix C), or (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources; or (iv) any errors in the computation of NAV as a result of relevant information known to the General Partner, the Fund, a futures commission merchant, securities brokers or dealers, or any of the Fund’s other service providers including futures commission merchants in contract with the Fund, which would impact the calculation of NAV, but was not communicated to the Administrator.  To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund, including, without limitation any futures commission merchant.

9.1.4        In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the General Partner, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former unitholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives.  It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the General Partner, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s/General Partner’s desire to avoid loss of unitholder goodwill, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which unitholders or former unitholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

10.	Indemnification.

10.1        The General Partner and the Fund hereby agree to indemnify and hold harmless the Administrator, its partners, stockholders, members, directors, officers and employees and any subsidiary or affiliate of the foregoing (“Affiliate”), and the successors and assigns of all of the foregoing persons, against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties.  The provisions of this Section 10 shall survive the termination of this Agreement.

10.1.1      If any action, suit or proceeding (each, a “Proceeding”) is brought against the Administrator or any such person in respect of which indemnity may be sought against the General Partner pursuant to the foregoing subsection, the Administrator or such person shall promptly notify the General Partner in writing of the institution of such Proceeding and the General Partner shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the General Partner shall not release the General Partner from any liability which it may have to the Administrator or any such person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The Administrator or such person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Administrator or of such person unless the employment of such counsel shall have been authorized in writing by the General Partner in connection with the defense of such Proceeding or the General Partner shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the General Partner (in which case the General Partner shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the General Partner and paid as incurred (it being understood, however, that the General Partner shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).

10.1.2     The General Partner shall not be liable for any settlement of any Proceeding effected without the General Partner’s written consent but if settled with the General Partner’s written consent, the General Partner agrees to indemnify and hold harmless the Administrator and any such person from and against any loss or liability by reason of such settlement.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this subsection, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 Business Days (defined as any day other than a day on which the New York Stock Exchange, NYSE Arca or the New York Mercantile Exchange (“NYMEX”) is closed for regular trading (each a “Business Day”)), after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 Business Days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

10.2            Subject to Sections 7, 8 and 9 of this Agreement, the Administrator agrees to indemnify and hold harmless the General Partner and the Fund, its partners, stockholders, members, directors, officers and employees and any Affiliate of the foregoing, and the successors and assigns of all of the foregoing persons, against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties.  The provisions of this Section 10 shall survive the termination of this Agreement.

10.2.1          If any Proceeding is brought against the General Partner or any such person in respect of which indemnity may be sought against the Administrator pursuant to the foregoing subsection, the General Partner or such person shall promptly notify the Administrator in writing of the institution of such Proceeding and the Administrator shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Administrator shall not relieve the Administrator from any liability which it may have to the General Partner or any such person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The General Partner or such person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the General Partner or of such person unless the employment of such counsel shall have been authorized in writing by the Administrator in connection with the defense of such Proceeding or the Administrator shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Administrator (in which case the General Partner shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Administrator and paid as incurred (it being understood, however, that the Administrator shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).

10.2.2         The Administrator shall not be liable for any settlement of any Proceeding effected without the Administrator’s written consent but if settled with the Administrator’s written consent, the Administrator agrees to indemnify and hold harmless the General Partner and any such person from and against any loss or liability by reason of such settlement.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this subsection, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 Business Days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 Business Days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

11.           Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Administrator may consult with its counsel or the Fund/General Partner’s counsel in any case where so doing appears to the Administrator to be necessary or desirable.  The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund’s/General Partner’s counsel.

The Administrator may consult with a certified public accountant or the Fund’s Treasurer (or persons performing such function) in any case where so doing appears to the Administrator to be necessary or desirable.  The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Treasurer or persons performing such function.

12.           Termination of Agreement. This Agreement may be terminated by any of the parties in accordance with the provisions of this Section 12.

12.1         This Agreement shall have an initial term of two (2) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless any party terminates this Agreement by providing written notice no later than seventy-five (75) days prior to the expiration of the applicable term to the other parties at their address set forth herein.  Upon the completion of the initial term, either the Administrator, on the one hand, or the General Partner, on the other hand, may elect to terminate this Agreement at any time by delivering ninety (90) days notice thereof to the other party.  Notwithstanding the foregoing provisions, any party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days of written notice of such breach, in which case termination shall be effective upon receipt of written notice by the non-terminating parties, or (b) upon thirty (30) days’ written notice to the other parties in the event that a party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder.  The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2.        Upon termination of this Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator.  If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete.  After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13.           Confidentiality and Privacy.

13.1         The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

13.2           In the course of carrying out its obligations under this Agreement, Administrator shall maintain physical, procedural and electronic safeguards to protect information regarding the Fund and its investors that Administrator has obtained or to which the Administrator has gained access.

14.           Tape-recording.   The parties consent to recording of any and all telephonic or other oral instructions.  This authorization will remain in effect until and unless revoked by the Fund, the General Partner or the Administrator in writing.  Each party further agrees to solicit valid written or other consent from any of its employees, officers, directors or agents with respect to telephone communications to the extent such consent is required by applicable law.

15.           Procedures. Procedures applicable to the Administrator’s services to be performed hereunder may be established from time to time by agreement among the Fund, the General Partner and the Administrator.  The Administrator shall have the right to utilize any unitholder accounting and recordkeeping systems that, in its opinion, enables it to perform any services to be performed hereunder.

16.           Entire Agreement; Amendment.  This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof.  No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

17.           Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

18.           Headings.  The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

19.           Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of law provisions thereof and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or if that court lacks or declines to exercise subject matter jurisdiction, the Supreme Court of the State of New York, New York County.  The General Partner and the Fund irrevocably waive any objection each may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum.  Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

20.           Notices.  Notices and other writings delivered or mailed postage prepaid to the General Partner and Fund shall be addressed to the Fund/General Partner at United States Commodity Funds LLC, c/o Nicholas D. Gerber, P.O. Box 6919, Moraga, CA  94570, or such other address as the General Partner or the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA  02109, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the General Partner and the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

21.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the General Partner, the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties.  Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement.  Accordingly, no client of the General Partner, unitholder of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

22.           Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.  A photocopy or telefax of this Agreement shall be acceptable evidence of the existence of this Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of this Agreement.

23.           Exclusivity.  The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

24.           Authorization.  The General Partner hereby represents and warrants that the Management Directors of its Board of Directors including Mr. Nicholas D. Gerber have authorized the execution and delivery of this Agreement and that Authorized Persons of the General Partner and the Fund have signed this Agreement, Appendices A, B and C and the fee schedule hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

UNITED STATES SHORT OIL FUND, LP
By: United States Commodity Funds LLC, as General Partner

By:
Name: Nicholas D. Gerber
Title: President and Management Director
Date:

UNITED STATES COMMODITY FUNDS LLC

By:
Name: Nicholas D. Gerber
Title: President and Management Director
Date:

APPENDIX A
TO ADMINISTRATIVE AGENCY AGREEMENT

ADMINISTRATIVE SERVICES OF THE ADMINISTRATIVE AGENT

Dated as of October 7, 2008

Fund Accounting Services
The Administrator will provide the following fund accounting services to the Fund on any Business Day: transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile the Fund’s investment activity including with respect to:
•	Investment taxlots
•	Income
•	Dividends
•	Principal paydowns
•	Capital activity
•	Expense accruals
•	Cash activity
•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of the Fund against the records of the Custodian:
•	Securities, Futures and Over-the-Counter Contract (“OTC”) holdings
•	Cash including cash transfers, fees assessed and other investment related cash transactions
•	Trade settlements

Securities, Futures and OTC Valuation. Using the Valuation Procedures set forth in Appendix D, the Administrator shall update each security, Futures and OTC position of the Fund as to the following:
•	Market prices obtained from approved sources including those listed on Appendix C or Fair Valuations obtained from an Authorized Person of the Fund
•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix C
•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix C or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:
•	Amortization/accretion at the individual tax lot level
•	General ledger entries
•	Book value calculations
•	Trade Date + 1 accounting
•	Calculation of Net Asset Value Per Unit (“NAV”) as of the earlier of 4:00 p.m. New York time or the close of trading on the NYSE Arca, and published shortly after the close of trading on the NYSE Arca

Financial Reporting Services
•	The Administrator shall accumulate information for and prepare
o
Within a 30 day period following the end of the Fund’s required monthly reporting period, an Account Statement in compliance with the requirements of CFTC Rule §4.22(a), including a Statement of Income (Loss) and a Statement of Changes in Net Asset Value; such preparation includes the coordination and review of all printer and author edits. The Fund and/or General Partner shall make arrangements for the printing and mailing of the Account Statements.

•
Upon review and approval of each above-mentioned report by the General Partner’s Treasurer and/or Chief Financial Officer (or such person performing such functions), the Administrator shall file such reports with the CFTC and/or NFA as required, including any applicable executive officer certifications or other exhibits to such reports.

•
In connection with the preparation of each Annual Report on Form 10-K, the Administrator shall coordinate the audit of the Fund by its independent public accountant (e.g., manage open items lists, host weekly audit meeting, etc.).

The Administrator shall assist the Fund and/or the General Partner in preparing Fund press releases with respect to interim statements and quarterly results and transmitting such press releases to the NYSE Arca and such other entities as requested by the Fund or the General Partner.

Assistant Treasurer Services
The Administrator shall perform the following services as requested by the General Partner’s Treasurer (or person performing such function):
•	Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis
•	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate
•	Prepare a monthly expense pro forma for the Fund
•	Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to among the Fund, the General Partner and the Administrator from time to time

Corporate Secretarial Services
The Administrator shall perform the following secretarial services:
•	Provide an “Assistant Secretary” who may be approved as an officer of the Fund by the Board of Directors
•	Maintain a calendar for Board and Audit Committee matters/approvals in a form to be agreed upon by the parties from time to time
•
Prepare quarterly Board and Audit Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail the materials to the Board and such other persons as instructed by the General Partner

•
Attend quarterly Board and Audit Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings.  In the event that the Administrator is asked to perform secretarial services for more than four quarterly Board or Audit Committee meetings per calendar year, the Fund will be assessed special meeting fees. Fees may range between $2,500 and $10,000 per meeting, depending upon the complexity of the meeting materials and discussion and the location of the meeting.  Out-of-pocket expenses associated with the production and mailing of all Board and committee meeting materials, as well as travel expenses associated with in-person attendance at meetings, will be charged to the Fund

•	Prepare the annual directors and officers questionnaires and distribute the questionnaires to the directors and officers of the General Partner

Regulatory Support Services
The Administrator shall perform the following regulatory services for the Fund:
•
Maintain a calendar for all SEC, CFTC, NFA and NYSE Arca regulatory matters in the form of Exhibit B; provided that the Fund and/or General Partner shall notify the Administrator of additional regulatory matters to be added to such calendar as soon as practicable.

•
Within a 45 day production cycle, or shorter time period as required by the U.S. Securities and Exchange Commission (the “SEC”) and communicated to the Administrator by the Fund and/or the General Partner, one first fiscal quarter report of the Fund, one second fiscal quarter report of the Fund and one third fiscal quarter report of the Fund, each on Form 10-Q.

•
Within a 90 day production cycle, or shorter time period as required by the SEC and communicated to the Administrator by the Fund and/or General Partner, one annual report of the Fund on Form 10-K per fiscal year.  The preparation of the Form 10-K includes the coordination of all printer and author edits and the review of printer drafts.

•
Within 90 days after the end of the Fund’s fiscal year, an Annual Report of the Fund in compliance with the requirements of the NFA and CFTC Rule §4.22(c); such preparation includes the coordination of all printer and author edits and the review of printer drafts.  The Fund and/or General Partner shall make arrangements for the printing and mailing of the Annual Report.

Upon review and approval of each above-mentioned report by the General Partner’s Treasurer and/or Chief Financial Officer (or such person performing such functions), the Administrator shall Edgarize and file, or cause to be Edgarized and filed, such reports with the SEC, CFTC and/or NFA as required, including any applicable executive officer certifications or other exhibits to such reports.

The Administrator shall perform the following additional regulatory services for the Fund:
•
Prepare the materials for and attend one unitholder meeting per calendar year (including preparation of the proxy statement, notice and other solicitation materials and filing such materials with the SEC and taking minutes of the meeting), at the Fund’s request

•	Coordinate with the Fund’s transfer agent or solicitor in monitoring the unitholder vote solicitation and tabulation for one unitholder meeting per calendar year, at the Fund’s request
•	Prepare and file, or cause to be filed, the following regulatory notices/forms/reports:
o	With the SEC, Forms 3, 4 and 5 and Schedules 13D and 13G for the officers and directors of the General Partner and such other persons as requested by the Fund
o	With the SEC, Current Reports on Form 8-K as circumstances warrant.
o	With the NYSE Arca, such notices/forms as agreed to among the Fund, the General Partner and the Administrator

Transfer Agency Services
The Administrator shall perform the following transfer agency services:

I.           Issuance and Redemption of Fund Units. It is agreed and understood that the Fund, and the Administrator on the Fund’s behalf, shall issue and redeem Units of the Fund in blocks of 100,000 Units (“Creation Baskets” and “Redemption Baskets,” respectively) to and from such persons as are identified by the Fund as “Authorized Purchasers” or “Authorized Participants.”

A.
Pursuant to such purchase orders that the Administrator as the Index Receipt Agent shall receive from the ALPS Distributors, Inc. (“Marketing Agent”) and pursuant to the procedures set forth in the Authorized Purchaser Agreement entered into by the Fund, Administrator shall transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Fund Units in the name of The Depository Trust Company (“DTC”) or its nominee as a unitholder (each a “Unitholder”) of the Fund and deliver the Units of the Fund on the business.

B.
Pursuant to such redemption orders that Index Receipt Agent shall receive from the Marketing Agent, pursuant to the procedures set forth in the Authorized Purchaser Agreement entered into by the Fund, Administrator shall transfer appropriate trade instructions to the Custodian and, pursuant to such orders, redeem the appropriate number of Fund Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Units from the account of the Unitholder on the register of the Fund.

C.
On behalf of the Fund, Administrator shall issue Fund Units in Creation Baskets for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Fund Units shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator.  In issuing Fund Units through DTC to a purchaser, Administrator shall be entitled to rely upon the latest Instructions that are received from the Marketing Agent by the Administrator as Index Receipt Agent concerning the issuance and delivery of such Units for settlement.

D.
Administrator shall not issue on behalf of the Fund any Fund Units where it has received an Instruction from the Fund, the General Partner or the Marketing Agent or written notification from any federal or state authority that the sale of the Fund Units has been suspended or discontinued, and Administrator shall be entitled to rely upon such Instructions or written notification.

E.
Upon the issuance of Fund Units as provided herein, Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund, the General Partner or the Marketing Agent in connection with such issuance.

F.	Fund Units may be redeemed in accordance with the procedures set forth in the relevant Authorized Purchaser Agreement and Administrator shall duly process all redemption requests.

G.
 Administrator will act only upon Instruction from the Fund and/or the General Partner in addressing any failure in the delivery of cash, treasuries and/or Shares in connection with the issuance and redemption of Fund Units.

II.           Payment of Dividends and Distributions on Fund Units.

A.	As instructed by the Fund and/or the General Partner, the Administrator shall prepare and make payments for dividends and distributions declared by the Fund or the General Partner.

B.
The Fund and/or the General Partner shall promptly notify the Administrator of the declaration of any dividend or distribution.  The Fund and/or the General Partner shall furnish to the Administrator a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which unitholders shall be entitled to payment, the total amount payable to the unitholders and the total amount payable to Administrator as transfer agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution, the date of payment thereof, the record date as of which the unitholders are entitled to payment, and the amount payable per unit to each unitholder as of that date and the total amount payable to Administrator as transfer agent on the payment date.

C.
Based upon the amount of Fund Units outstanding on its books and records, the Fund and/or the General Partner shall calculate the total dollar amount of the dividend or distribution and notify the Administrator of this amount.  The Fund and/or the General Partner shall then instruct the Administrator to direct the Custodian to place in a separate cash account maintained by the Administrator funds equal to the total cash amount of the dividend or distribution to be paid out.  Should the Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Administrator, the Administrator shall advise the Fund and/or the General Partner and the Fund and/or the General Partner shall either adjust the rate of the dividend or distribution or provide additional cash directly to the Custodian for credit to the separate cash account maintained by the Custodian.  When instructed by the Fund and/or the General Partner, the Administrator shall direct the Custodian to make payment of such dividend or distribution to the account of each unitholder.

D.
Should the Administrator or the Custodian not receive from the Fund sufficient cash to make payment as provided in the immediately preceding Subsection, the Administrator shall notify the Fund and/or the General Partner, and the Administrator shall withhold payment to the unitholders until sufficient cash is provided to the Custodian and the Administrator shall not be liable for any claim arising out of such withholding.

III.           Maintenance of Registry of Limited Partners and Persons Applying to Become Limited Partners.

Pursuant to the Limited Partnership Agreement for the Fund, all purchasers of Units who wish to become limited partners or record holders and receive cash distributions (if any) must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he/she agrees to be bound by the Funds Limited Partnership Agreement and is eligible to purchase the Fund’s securities.  Any transfer of Units will not be recorded by the transfer agent unless a completed transfer application is delivered to the General Partner or the Administrator.

The Administrator shall keep a record of all transfer applications received, with each applicant deemed as a holder of record until the application is approved by the Fund.  All applications will be forwarded by the Administrator to the General Partner to obtain its consent.  Once such consent is obtained, the holder shall become Limited Partners.  The Administrator shall maintain a registry of all Limited Partners and holders of record of the Fund.

IV.           Recordkeeping.

A.
The Administrator shall record the issuance of Fund Creation Baskets and maintain, pursuant to Rule 17Ad-6(b) under the Securities Exchange Act of 1934, as amended, a record of the total number of Fund Creation Baskets that are authorized, issued and outstanding based upon data provided to Administrator by the Fund and/or the General Partner.  The Administrator shall also provide the Fund and/or the General Partner on a regular basis with the total number of Fund Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Units.

APPENDIX B TO THE
ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

UNITED STATES SHORT OIL FUND, LP
By: United States Commodity Funds LLC, as General Partner

By:
Name: Nicholas D. Gerber
Title: President and Management Director
Date:

UNITED STATES COMMODITY FUNDS LLC

By:
Name: Nicholas D. Gerber
Title: President and Management Director
Date:

APPENDIX C TO THE
ADMINISTRATIVE AGENCY AGREEMENT

AUTHORIZED SOURCES

The General Partner a The General Partner and the Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources for financial reporting, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.
BLOOMBERG
EXTEL (LONDON)
FUTURES COMMISSION MERCHANTS
FUND MANAGERS
 INTERACTIVE DATA CORPORATION
 BROKERS
 REUTERS
 SUBCUSTODIAN BANKS
 TELEKURS
 VALORINFORM (GENEVA)
 REPUTABLE FINANCIAL PUBLICATIONS
 STOCK EXCHANGES
 FINANCIAL INFORMATION INC. CARD
 JJ KENNY
 FRI CORPORATION

UNITED STATES SHORT OIL FUND, LP
By: United States Commodity Funds LLC, as General Partner

By:
Name: Nicholas D. Gerber
Title: President and Management Director
Date:

UNITED STATES COMMODITY FUNDS LLC

By:
Name: Nicholas D. Gerber
Title: President and Management Director
Date:

APPENDIX D

BBH Pricing Policies
Futures, Forwards, Swaps, Options and Treasuries

The pricing policies stated below are used for all BBH clients, including Mutual Fund Registered Investment Companies.  These policies have been audited by numerous accounting firms during annual fund audits.

Futures
Futures traded on exchanges are valued using the closing settlement prices quoted on the relevant exchange and obtained from pricing sources, typically Bloomberg or Reuters.

Forward Currency Contracts
BBH obtains the WM Reuters London Close closing spot rates and the WM Reuters London Close forward point rates on a daily basis.  The currency forward contract pricing model derives the differential in point rates to the expiration date of the forward and calculates its present value.  The forward is valued at the net of the present value and the spot rate.

Swaps
Swaps and other similar derivative or contractual type instruments are valued at a price provided by a single broker or dealer, typically the counterparty. If no such price is available, the contract is valued at a price at which the counterparty to such contract would repurchase the instrument or terminate the contract.

Options
Option contracts on securities, currencies, indices, futures contracts, commodities and other instruments shall be valued at the last sale price on the exchange or market that is the Primary Market.  If a contract did not trade on the Primary Market, it shall be valued at the last sale price on another exchange or market where it did trade.   If there is no such sale price, the value shall be the most recent bid quotation.

Sale prices and bid quotations indicated above shall be supplied by a Pricing Service (Reuters, Bloomberg, IDC, etc.). If a Pricing Service is not able to provide such sale prices or bid quotations, the value shall be determined by taking the mean between the bid and the asked quotations provided by a single broker or dealer, unless the broker or dealer can only provide a bid quotation, in which case the value shall be such bid quotation.

Except as provided below, OTC currency options are valued by uploading the applicable implied volatility rates from Reuters or Bloomberg.  Other inputs are either uploaded (interest rates, spots) or are specified when the ticker symbols are set up (expiration date, strike).  OTC currency options are then priced by using the Garman-Kohlhagen modified Black-Scholes formula, which adjusts for a constant yield versus a fixed dividend.

Except as provided below, OTC equity/index options are priced according to the contract specifications (days to expiration, current spot index level, interest rates, dividends, strike price) using the Black-Scholes pricing model, modified for dividends.  The volatility input assumption is interpolated from the previous day’s price.

US Treasuries
BBH uses an evaluated bid supplied by IDC for treasury prices.